Exhibit 10.3

                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT (the "Agreement") is made and entered into as of the 12th day of January 20045 by and between VERTEX INTERACTIVE, INC., a New Jersey corporation (the "Employer") and Brad L. Leonard, residing at 1801 Millwood Lane Allen, Texas 75002 (the "Employee").

                              W I T N E S S E T H:

      WHEREAS, the Employer desires to obtain the services of the Employee, and the Employee desires to be employed by the Employer upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Employment: Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

      2. Duties: Employee shall perform such duties as Vice President General Manager- Sales, Cape Group, which shall include 1) managing the smooth integration of Cape Systems and Consulting Services Ltd, and Cape Systems, Inc. (together the "Cape Group") into the businesses of Employer and Employer's subsidiaries 2) providing general management and leadership of the Cape Group in London, England and Dallas Texas 3) providing management of Cape Group sales and
4) providing other duties as reasonably requested from time to time by the Board of Directors of Employer (the "Board of Directors"), and/or the Executive Officers of Employer, provided, however, that all duties assigned to Employee hereunder shall be commensurate with the skill and experience of Employee. Employee agrees to devote 100% of his professional time, attention, skills, benefits and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of Employer.

      3. Term: The employment of Employee shall commence on January 12, 2005 and shall continue, unless earlier terminated pursuant to Section 7 below (the "Term").

      4. Compensation: As compensation for his services rendered under this Agreement, Employee shall be entitled to receive the following:

      (a) Salary: During the Term, Employee shall be paid an annual base salary of One Hundred Ten Thousand ($110,000.00) Dollars payable in twenty four (24) equal installments each year. (the "base salary").
      (b) Expenses: Employer shall reimburse Employee for all reasonable and necessary out-of-pocket travel and other expenses incurred by Employee in rendering services required under the terms of this Agreement, promptly, and in no event more than thirty (30) business days after submission, on a monthly basis, of a detailed statement of such expenses and reasonable documentation.

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      (c)   Benefits: During the Term, Employee shall continue to receive the same benefits which Cape Systems, Inc. provided to Employee prior to Employer's acquisition of the Cape Group and such additional group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee.
      (d) Vacation: Employee shall be entitled to four weeks (20 business days) paid vacation for each year of this Agreement.
      (e) Stock Options: (i) Employer grants Employee the right, privilege and option to purchase up to 1,000,000 shares of Employer's common stock under Employer's Stock Incentive Plan, subject to approval of the grant of said options by Employer's Board of Directors, at an exercise price determined at the close of business on the date of Board of Director approval in accordance with the Plan. Two hundred thousand (200,000) options shall vest immediately upon Board of Director approval. The remaining eight hundred thousand (800,000) shall vest 160,000 for each year of employment for a period of 5 years commencing January 12, 2006.
      (f) Bonus: Employee shall be entitled to a bonus per annum equal to 25% of the "Income from Operations" of the Cape Group, as that phrase or substantially similar language is defined in the fiscal year Profit and Loss Statement of Employer, utilizing Generally Accepted Accounting Principles.

            In the event of termination pursuant to Section 7 herein, other than for just cause, Employee shall be entitled to such Compensation [as defined in
Section 4(a) through 4(f)] as is accrued through the date of termination plus three (3) months base salary. Additionally, in such event, all of Employee's options granted pursuant to this Agreement shall be deemed fully vested and exercisable subject to the terms of Employer's Stock Incentive Plan. The compensation set forth in this Section 4 will be the sole compensation payable to Employee and no additional compensation or fee will be payable by Employer to Employee by reason of any benefit gained by the Employer directly or indirectly through Employee's efforts on Employer's behalf, nor shall Employer be liable in any way for any additional compensation or fee unless Employer shall have expressly agreed thereto in writing.

      5. Confidentiality ; Covenants Not To Compete:

      (a) Acknowledgement of Proprietary Interest: Employee recognizes the proprietary interest of Employer in any Trade Secrets (as hereinafter defined) of Employer. Employee acknowledges and agrees that any and all Trade Secrets of Employer, learned by Employee during the course of his employment by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the property of Employer. Employee further acknowledges and understands that his disclosure of any Trade Secrets of Employer will result in irreparable injury and damage to Employer. As used herein, "Trade Secrets" means all non-public confidential and proprietary information of Employer, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, software, source codes, databases, marketing and sales programs, client lists, vendor lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other materials, or information prepared or performed for or by Employer. "Trade Secrets" also includes confidential information related to the business, products or sales of Employer or Employer's customers.

      (b) Covenants Not to Divulge Trade Secrets: Employee acknowledges and agrees that Employer is entitled to prevent the disclosure of Trade Secrets of Employer. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of this Agreement and for five (5) years thereafter to hold in strictest confidence and not to disclose or allow to be disclosed to any person, firm, or corporation, other than to persons engaged by Employer to further the business of Employer, Trade Secrets of Employer, without the prior written consent of Employer, including Trade Secrets developed by Employee. Notwithstanding the foregoing, Employee shall not be obligated to keep secret and not to disclose or allow to be disclosed knowledge or information (a) which has become generally known to the public through no wrongful act of Employee; (b) which has been rightfully received by Employee from a third party which to Employee's knowledge was received without restriction on disclosure and not in violation of any confidentiality obligation of said third party; (c) which has been approved for release without restriction as to use or disclosure by written authorization of Employer; or (d) which has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or which disclosure is required by operation of law. Without limiting the generality of the foregoing, Employee agrees to affirmatively take such precautions as Employer may reasonably request or Employee reasonably believes are appropriate to prevent the disclosure, copying or use of any of the computer software programs, data bases or other such information now existing or hereafter developed to any person or for any purpose not specifically authorized by Employer.
      (c) Return of Materials at Termination: In the event of any termination of this Agreement for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other information pertaining to Trade Secrets. Employee shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.
      (d) Competition During the Term of this Agreement: Employee agrees that during the term of this Agreement, neither he, nor any company controlled by Employee (an "Affiliate"), will directly or indirectly compete with Employer in any way, and that he will not act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business of the same nature as, or in competition with, the business in which Employer is now engaged or other related business in which Employer becomes engaged during the term of this Agreement; provided, however, that this Section 5(d) shall not prohibit Employee or any Affiliate from purchasing or holding an aggregate equity interest of up to 1% in any business in competition with Employer. Furthermore, Employee agrees that during the term of this Agreement, he will undertake no planning for the organization of any business activity competitive with the work he performs as an employee of Employer and Employee will not combine or conspire with any employees of Employer for the purpose of organization of any such competitive business activity.
      (e) Competition Following Termination of this Agreement: Employee undertakes that for a period terminating on the later of i) two years from the date of termination of Employee's employment with Employer or ii) three years from the date of Closing of the Stock Purchase transaction between Employer, the Cape Group, Employee and Michael C. Moore, without the prior written consent of Purchaser, directly or indirectly, whether alone or in conjunction with, or on behalf of any other business, concern or person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

            (i) canvass, solicit, or approach or cause to be canvassed, solicited or approached, any person or entity who was a customer of Employer or the Cape Group for the supply of goods and/or services which are competitive with those supplied by Employer or the Cape Group;

            (ii) deal or contract with any person or entity who was a customer or proposed customer of Employer or the Cape Group for the purpose of supplying goods and/or services which are competitive with those supplied by Employer or the Cape Group; (ii) solicit or entice away any supplier to Employer or the Cape Group who has supplied goods and/or services to Employer or the Cape Group, if such solicitation or enticement causes or could reasonably be expected to cause such supplier to cease supplying, reduce its supply of, or alter the terms upon which it is supplying those goods and/or services to Employer or the Cape Group;

            (iii) if terminated by Employer for other than just cause, work for or be engaged, concerned, or (save as the holder of shares or other securities in any Companies which is quoted, listed or otherwise dealt with on a recognized stock exchange or other securities market and which confers not more than 5% of the votes which could be cast at a general meeting of the Companies concerned) have an interest in any trade or business which competes with any trade or business carried on, or proposed to be carried on, by Employer or the Cape Group as of the date of this Agreement;

            (iv) solicit or entice away from Employer or the Cape Group any employee of the Employer or the Cape Group employed in a senior or key managerial, supervisory, technical, sales, marketing or administrative post; or

            (v) use in connection with any trade or business any name which includes the name of Employer or the Cape Group or any colorable imitation of them; or

            (vi) attempt to knowingly assist or procure any other person to do any of the foregoing things.

                  Employer and Employee agree that each of the undertakings set out in each of the preceding sections are separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint on trade, the remaining undertakings or remaining part of the undertaking shall continue in full force and effect and shall bind Employee.

      6. Prohibition of Disparaging Remarks: Employee shall, during the terms of this Agreement, refrain from making disparaging, negative or other similar remarks concerning Employer, any of its subsidiaries or other affiliated companies, to any third party that causes substantial harm to Employer, except to the extent that Employee is required to make such remarks (a) by applicable law or regulation or judicial or regulatory process, or (b) in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby or thereby. In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of this Section 6, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including, without limitation, prevent by means of injunctive relief

      7. Termination: This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events:

            (a)   thirty days written notice from Employer to Employee;
            (b)   The death of Employee;
            (c)   the "disability" (as hereinafter defined) of Employee;
            (d) written notice to Employee from Employer of termination for "just cause" (as hereinafter defined).

      For purposes of Section 7(c) above, the "disability" of Employee shall mean his inability because of mental or physical illness or capacity, to perform his duties under this Agreement for a continuous period of 120 days or for 120 days out of any 150-day period. For purposes of Section 7(d) above, "just cause" shall mean (a) the failure of Employee to diligently or effectively perform his duties under this Agreement, (b) the commission by Employee of any act involving moral turpitude or the commission by Employee of any act or the suffering by Employee of any occurrence or state of facts which renders Employee incapable of performing his duties under this Agreement, or adversely affects or could reasonably be expected to adversely affect Employer's business reputation, or
(c) the violation by Employee of material instructions or material policies established by Employer with respect to the operation of its business and affairs or Employee's failure, in a material respect, to carry out the reasonable instructions of the Board of Directors of Employer.

      Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 and 6 shall survive any termination, for whatever reason, of Employee's employment under this Agreement.

      8. Remedies: Each party recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions and provisions of this Agreement (either actual or threatened) by the other party, then the non-defaulting party's remedies at law shall be inadequate. Accordingly, each party agrees that in such event, the non-defaulting party shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.

      9. Acknowledgments: Employee acknowledges and recognizes that the enforcement of any of the non-competition provisions set forth in Section 5 above by Employer will not interfere with Employee's ability to pursue a proper livelihood. Employee further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer. Employee agrees that due to the nature of Employer's business, the non-competition restrictions set forth in this Agreement are reasonable as to time and geographic area. Employee acknowledges that the term "Employer" as used in Sections 5 and 6 to this Agreement shall be defined to include Vertex Interactive, Inc. and its subsidiaries.

      10. Notices: Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given in writing personally delivered, by facsimile or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

         If to Employer:                     VERTEX INTERACTIVE, INC.
                                             3619 Kennedy Road
                                             South Plainfield, New Jersey 07080
                                             Attn: Nicholas R.H. Toms
                                             Chief Executive Officer

         If to Employee:                     Brad L. Leonard
                                             1801 Millwood Lane Allen
                                             Texas 75002

      Notices delivered personally shall be deemed communicated as of actual receipt or receipt of facsimile. Mailed notices shall be deemed communicated as of five (5) days after mailing.

      11. Entire Agreement: This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

      12. Governing Law and Forum: This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of New Jersey and the parties agree to the courts of the State of New Jersey having exclusive jurisdiction over any dispute arising out of or relating to this Agreement.

      13. Parties Bound: This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to its successors, provided that such successors agree to be bound by the terms hereof. The term "successors" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. It is specifically agreed that this Agreement shall survive any change in capitalization, organization or control of Employer.

      14. Estate: If Employee dies prior to the payment of all compensation owed, or to be owed, to Employee pursuant to Section 4 above, whether pro-rata or otherwise, then such compensation, as it becomes due, shall be paid to Employee's estate.

      15. Enforceability: If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. It is the intent of each of the parties that the covenants not-to-compete contained in
Section 5 above be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

      16. Waiver of Breach: The waiver by any party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

      17. Captions: The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

      18. Other Obligations: For purposes of Section 5 above, and elsewhere herein where appropriate, the term "Employer" shall also mean affiliates, including subsidiaries, of Employer.

      19. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be provided.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

EMPLOYER:                                                     EMPLOYEE:

VERTEX INTERACTIVE, INC.


/s/ NICHOLAS R. H. TOMS                              /s/ BRAD L. LEONARD
-----------------------                              -------------------
NICHOLAS R.H. TOMS                                   BRAD L. LEONARD
CHIEF EXECUTIVE OFFICER